UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a - 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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EXPRESS-1 EXPEDITED SOLUTIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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EXPRESS-1 EXPEDITED SOLUTIONS, INC.
429 Post Road
Buchanan, Michigan 49107
(269) 695-2700
Internet Site: www.express-1.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 14, 2007

April 30, 2007

Dear Fellow Stockholders:

On behalf of the Board of Directors of Express-1 Expedited Solutions, Inc. we invite you to join us at the Annual Meeting (the “Meeting”) of Stockholders, which will be held in our corporate training facility located at 441 Post Road, Buchanan, Michigan 49107 at 4:00 p.m. Eastern Daylight Time (EDT), on June 14, 2007.

At the Meeting, you will be asked to (i) elect seven directors of the Company; (ii) ratify the appointment of Pender Newkirk & Company LLP, as independent public accountants for the Company for the year ending December 31, 2007; (iii) approve and ratify an amendment to our Certificate of Incorporation and Bylaws creating three classes of Director (Class I, Class II and Class III) with staggered three year terms of appointment; and (iv) act upon such other business as may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

Only stockholders of record on May 1, 2007 will be entitled to vote at the meeting or any adjournments thereof. The stock transfer books will not be closed.

We hope that you will be able to attend the Meeting, and we urge you to read the enclosed Proxy Statement before you decide to vote. Whether or not you plan to attend, we encourage you to complete, sign, date and return the enclosed proxy as promptly as possible in order that your shares are represented at the Meeting. We look forward to seeing you at the Meeting.

Sincerely,

Michael R. Welch
Director and Chief Executive Officer

EXPRESS-1 EXPEDITED SOLUTIONS, INC.
429 Post Road
Buchanan, Michigan 49107
April 30, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 14, 2007

To the Stockholders of Express-1 Expedited Solutions, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (together with any adjournments or postponements thereof, the “Meeting”) of Express-1 Expedited Solutions, Inc., a Delaware corporation (the “Company”), will be held in our corporate training center located at 441 Post Road, Buchanan, Michigan 49107, on June 14, 2007 at 4:00 p.m., EDT, for the purpose of considering and voting upon the following matters:

(1) To elect a board of seven directors;

(2) To ratify the appointment of Pender Newkirk & Company LLP as independent public accountants for the Company for the year ending December 31, 2007;

(3) To approve and ratify an amendment to our Certificate of Incorporation and Bylaws creating three classes of Director (Class I, Class II and Class III) with staggered three-year terms of appointment; and

(4) To Transact such other business as may properly come before the Meeting.

These items are more fully described in the accompanying Proxy Statement, which is hereby made a part of this Notice of the Annual Meeting of Stockholders. The Board has fixed the close of business on May 1, 2007 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Meeting.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 is enclosed. The Report is not a part of the proxy soliciting material enclosed with this Notice.

BY ORDER OF THE BOARD,

Michael R. Welch
Director and Chief Executive Officer

Buchanan, Michigan
April 30, 2007

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage-prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT/ANNUAL MEETING OF STOCKHOLDERS OF

EXPRESS-1 EXPEDITED SOLUTIONS, INC.

April 30, 2007

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy Statement (the “Proxy Statement”) and the accompanying form of proxy are being furnished to the Stockholders (the “Stockholders”) of Express-1 Expedited Solutions, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of the Company (the “Board”) from holders of its outstanding common stock (the “Common Stock”), for use at the Annual Meeting of Stockholders of the Company (together with any adjournments or postponements thereof, the “Meeting”) to be held in the Company’s corporate training center located at 441 Post Road, Buchanan, Michigan 49107, on June 14, 2007 at 4:00 p.m. EDT. This Proxy Statement, the accompanying form of proxy, and the Annual Report to Stockholders are expected to be mailed to Stockholders of the Company on or about May 1, 2007.

Solicitation

The expense of this solicitation will be borne by the Company. Solicitation will be primarily by use of the mails. Executive officers and other employees of the Company may solicit proxies, without additional compensation, personally and by telephone and other means of communication. The Company has engaged Regan & Associates as proxy solicitor at an expected cost of $12,500. The engagement agreement provides for “best efforts” solicitation of the votes of beneficial owners, with a reduction of fees, in the event the solicitor is not successful in contacting a large percentage of the beneficial owners of the Company’s common stock for purposes of recording their votes. The Company will reimburse brokers and other persons holding Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxies and proxy materials to beneficial owners.

Quorum Requirement

In order to transact business at the Annual Meeting, a quorum must be present. A quorum is present if a majority of the issued and outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting in person or by proxy. Shares that are represented at the meeting and are entitled to vote but that are not voted at the direction of the holder (called “abstentions”) and shares that are not voted by a broker or other record holder due to the absence of instructions from the beneficial owner (called “broker non-votes”) will be counted for the purpose of determining whether a quorum is present.

Voting Rights and Outstanding Shares

Stockholders of record as of the close of business on May 1, 2007 (the “Record Date”) will be entitled to vote at the Meeting. Each share of outstanding Common Stock is entitled to one vote. As of the Record Date, there were 26,735,851 shares of Common Stock outstanding.

The election of directors requires the plurality vote of the shares of Common Stock present in person or represented by proxy and voting, therefore abstentions, broker non-votes or the failure to either return a proxy or to attend the Meeting will have no effect on the election of directors. The ratification of Pender Newkirk & Company LLP as our independent public accountants for the year ending December 31, 2007 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voted at the Meeting, therefore abstentions, broker non-votes or the failure to either return a proxy or to attend the Meeting will have no effect on the ratification of Pender Newkirk & Company LLP. The approval and ratification of an amendment to our Certificate of Incorporation and Bylaws authorizing the creation of three classes of director (Class I, Class II and Class III) with staggered three year terms of appointment, requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding, therefore, abstentions, broker non-votes or the failure to either return a proxy or to attend the Meeting will have an adverse effect on the approval of the proposal.

Revocability of Proxies

The shares of Common Stock represented by proxy will be voted as instructed if received in time for the Meeting. If no instructions are indicated, such shares will be voted in favor of (FOR) (i) each nominee for election as a director specified herein; (ii) the ratification of the appointment of Pender Newkirk & Company LLP, as independent public accountants for the Company for the year ending December 31, 2007; (iii) the approval and ratification of an amendment to our Certificate of Incorporation and Bylaws thereby creating three classes of Director (Class I, Class II and Class III) with staggered three-year terms of appointment; and (iv) in the discretion of the proxy holder as to any other matter that may properly come before the Meeting or any adjournment(s) or postponement(s) thereof. Any person signing and mailing the proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Chief Financial Officer, 429 Post Road, Buchanan, Michigan 49107), or by attending in person and voting at the Meeting. Attendance at the Meeting, however, will not itself constitute the revocation of a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

Seven directors are to be elected at the Meeting. The nominees of the Board are set forth below. All of the current members of the Board have been nominated to continue to serve as directors of the Company. In the event any nominee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill the vacancy. If additional persons are nominated for election as directors, then the proxy holders intend to vote all proxies received by them for the nominees listed below unless instructed otherwise. As of the date of this Proxy Statement, the Company is not aware of any nominee who is unable or who will decline to serve as a director, if elected.

If all nominees are elected, and Proposal 3 regarding the classification of our Board is approved, Messrs. Jay Taylor and Michael Welch will be Class I directors, with their initial terms expiring at the annual meeting in 2008; Messrs. Jim Martell and Pete Whitehead will be Class II directors, with their initial terms expiring at our annual meeting in 2009; and Mrs. Jennifer Dorris and Messrs. John Affleck-Graves and Mark Patterson will be Class III directors, with their initial terms expiring at our annual meeting in 2010. If all nominees are elected and Proposal 3 is not approved, each newly elected director will serve until the next Meeting of the Stockholders and until their successors have been elected and qualified.

Nominees

Set forth below are the names, ages, positions and offices held and a brief description of the business experience during the past five years of each person nominated to serve as a director of the Company.

Non-Employee, Independent Directors

The following Directors are independent under applicable American Stock Exchange Listing Standards:

James J. Martell, age 52, is a Director of the Company and serves as the Chairman of the Board for the Company. Mr. Martell was initially appointed as a Director in January 2005. Mr. Martell has 30 years of experience in the transportation and logistics sector and related industries. Mr. Martell has served as an independent consultant to companies operating in the transportation and logistics sector and related industries from 2004 to the present. From 1999 through 2004, Mr. Martell served as chief executive officer for SmartMail Services, Inc., a high-volume shipper of flats and parcels for corporate mailings. In 2004, SmartMail was acquired by Deutsche Post AG, ending Mr. Martell’s tenure as chief executive officer. From 1993 to 1998, Mr. Martell served as executive vice president of Americas for UTi Worldwide Inc., a publicly traded non-asset based global integrated logistics company with gross revenues in excess of $500 million in 1998. From 1990 to 1993, Mr. Martell held the position of international vice president and chief executive officer of Burlington Air Express Canada. From 1985 to 1989, Mr. Martell served as general manager/senior manager of Federal Express Canada Limited, and its predecessor companies, where he managed the creation of Federal Express Corporation’s Canadian operation. From 1979 to 1985, Mr. Martell served as regional manager for industrial engineering at Federal Express Corporation, and from 1975 to 1979, he was station/city manager for United Parcel Service, Inc. Mr. Martell currently serves as a director of two publicly traded transportation and logistics companies, Global Logistics Acquisition Corporation and PBB Global Logistics, Inc., as well as several privately held companies and trade groups including Urban Express and the Postal Shippers Association. Mr. Martell received his B.S. in Business Administration from Michigan Technological University and has completed coursework towards a Masters of Education from Brock University.

Jay N. Taylor, age 59, currently serves as a Director of the Company and as Chairperson of the Compensation Committee. Mr. Taylor was initially appointed as a Director in March 2004. Mr. Taylor co-founded Capital Resource Partners, Inc. in 1998 as an investment-banking firm focused on providing merger and acquisition services to the transportation and logistics industry. He has represented many transportation buyers and sellers and evaluated dozens of trucking and logistics companies. In 1995, Mr. Taylor was co-founder, President & CEO of Ampace Corporation, which was an asset-based, publicly traded trucking company serving Fortune 500 shippers. Before that he was Senior Vice President of Country Wide Truck Service, Inc., Senior Vice President of Tri-State Motor Transit, Inc., both public companies and a management consultant focused on trucking company operating performance improvement. From 1979 to 1987, Mr. Taylor was a Vice President of Schneider National, Inc. responsible for marketing, planning and business development for the largest truckload carrier in North America. He was also General Manager of Schneider’s western division. Mr. Taylor received his MBA from the University of Iowa in finance and his BS from Iowa State University, concentrating in transportation.

Calvin (“Pete”) R. Whitehead, age 59, currently serves as a Director of the Company and serves as the Chairperson of the Nominating Committee. Mr. Whitehead was initially appointed as a Director in January 2005. Mr. Whitehead is a retired former President of Atlantic Automotive Components, a joint venture of Ford/Visteon and Venture Industries, in Benton Harbor Michigan. While serving as president from 1995 to 2003, Mr. Whitehead oversaw revenue growth from $18 million to over $90 million. From 1992 — 1995 Mr. Whitehead was the General Manufacturing Manager for Toledo Molding and Die and was responsible for 4 manufacturing plants and corporate quality. From 1967-1992 Mr. Whitehead held various management positions within Ford Motor Company, both in manufacturing and engineering in the U.S. and in Europe. Mr. Whitehead received his Bachelor of Science degree in Business Management from Virginia Polytechnic Institute.

Jennifer H. Dorris, age 39, currently serves as a Director of the Company and also serves as the Chairperson of the Audit Committee. Mrs. Dorris was initially appointed as a Director in April 2005. Ms. Dorris has extensive experience in building an effective financial team in a high-growth environment, implementing financial systems, integrating acquisitions and centralizing accounting functions. She currently serves as the Chief Financial officer of MR Default Services, LLC, a leading provider of outsourced foreclosure and bankruptcy processing services to law firms on behalf of their mortgage servicers. Great Hill Partners, the majority owner, is a Boston-based private equity firm with $1.5 billion of capital under management. Mrs. Dorris manages all the corporate finance and human resource functions including financial reporting, budgeting, financial acquisition diligence, annual audits and tax compliance. Mrs. Dorris has led and managed the financial diligence of numerous acquisitions throughout her career. Ms. Dorris has also developed acquisition pipelines to stimulate fast growth in acquisitive companies. Previously, Mrs. Dorris was the Chief Financial Officer of Smartmail, LLC. Ms. Dorris was instrumental in Smartmail achieving its strategic goals by pursuing and attaining growth initiatives, building an exceptional financial team, and completing and integrating strategic acquisitions. Previous to this, Mrs. Dorris was the Vice President and Controller for WebMD were she led the centralization of over 20 acquired entities into a common system financial platform. While at WebMD, Ms. Dorris prepared the Company to go public, was instrumental in the S-1 filing and subsequently managed the SEC filings. Mrs. Dorris’ background also includes public accounting and has been a CPA licensed in Georgia since 1996. Mrs. Dorris holds a M.B.A. in Finance and a B.A. in accounting from Georgia State University.

John F. Affleck-Graves, age 56, currently serves as a Director of the Company and was appointed to this position in October 2006. Mr. Affleck-Graves currently serves as Executive Vice President (EVP) at the University of Notre Dame. In his position at Notre Dame, Mr. Affleck-Graves is responsible for administration of the University’s $650 million annual operating budget and an endowment of more than $4 billion. He is also responsible for the University’s workforce of more than 4,000 employees, and he oversees the University’s construction program. Prior to becoming EVP, in 2004, Mr. Affleck-Graves served for three years as vice president and associate provost at the University. He served on the Notre Dame faculty from 1986 to 2000, the final three years as chairman of the Department of Finance and Business Economics. Mr. Affleck-Graves taught from 1975 to 1986 at the

University of Cape Town, where he earned bachelor’s, master’s and doctoral degrees. In addition to his work at Notre Dame, Mr. Affleck-Graves has served as a consultant for numerous companies including Allied Signal, Merck, Old Mutual, and Pharmacia and Upjohn. In recent years he has served on the boards of Student Loan Corporation and St Joseph’s Capital Bank. He is the author of more than 50 articles that deal with aspects of initial public offerings, valuation and asset pricing models, and shareholder value-added methodology.

Executive Officers (Employee Directors)

Michael R. Welch, age 44, joined the Company, in August of 2004 as President and was appointed a Director at that time. Mr. Welch was appointed CEO of the Company in June 2005. Mr. Welch’s primary focus is on providing executive leadership and further expanding the Company’s footprint within the Expedite Market. Mr. Welch has been involved in the transportation industry for over twenty years with expertise in the expediting industry. In 1989 Mr. Welch co-founded Express-1, Inc., a Midwest based expedited carrier, which grew to a $30 million dollar company, and now serves as our principle operating company. Mr. Welch has a Bachelor of Science degree in Industrial Marketing from Western Michigan University.

Mark K. Patterson, age 44, joined the Company in September 2005 as Chief Financial Officer and was appointed to the Board of Directors in February 2006. Mr. Patterson’s primary focus is providing financial and executive leadership to the Company and overseeing its financial and public company affairs. Over the past 20 years, Mr. Patterson has held senior financial positions at several transportation, distribution and manufacturing companies. Most recently Mr. Patterson served as the Director of Corporate Reporting at SIRVA in 2005. Prior to that Mr. Patterson served as the Controller and Director of Financial Planning and Analysis at CRST International, Inc. from 2003 to 2004; as the Chief Financial Officer of Coastal Resources, Inc. from 2001 to 2003; as the Chief Financial Officer of Schilli Transportation Services, Inc. from 1998 through 2001; and held various financial positions within U.S. Xpress Enterprises, Inc. from 1994 through 1998. Mr. Patterson began his career within the plastics and paper manufacturing industries with two companies. Mr. Patterson received a Bachelor of Science degree in Business Administration with a Concentration in Accounting from the University of Tennessee.

There are no family relationships among any of the certifying executive officers or directors of the Company. The CEO has family relationships with two of our executive officers (John Welch and James Welch) and one of our managers (William Welch). Each of these employment relationships existed prior to the purchase of Express-1, Inc. and the related parties serve as key members of our management team. No arrangement or understanding exists between any executive officer or director and any other person pursuant to which any executive officer was selected as an executive officer of the Company or any director was appointed to the Company’s board. Executive officers of the Company are elected or appointed by the Board and hold office until their successors are elected or until their death, resignation or removal.

Related Party Transactions

Transactions with Related Persons

In August of 2004, the Company acquired Express-1, Inc. and contractually agreed to provide contingent earn-out payments to the former owners of Express-1, provided certain performance hurdles were met. Among the performance hurdles are specified revenue growth rates and gross margin requirements. Michael R. Welch, our President and CEO and James M. Welch and John D. Welch, all Named Executive Officers were principles in the ownership group of Express-1, Inc. For the year ended December 31, 2005, the Company paid $1,500,000 to the former owners of Express-1, Inc. under the provisions of the purchase agreement. The amount was paid in March and June of 2007 and satisfied in cash. For 2006, the Company accrued $1,750,000 to satisfy the provisions of the earnout agreement. The 2006 amount was satisfied with cash in the first quarter of 2007. An additional amount of $2,000,000 is available to the former owners of Express-1 under the terms of the purchase agreement, provided certain provisions related to the earn-out are met. The remaining amount can be satisfied with any combination of cash or stock, at the discretion of the Company.

Review, Approval, or Ratification of Transactions with Related Parties

The Company has adopted a policy restricting significant transactions between itself and related parties and has informally outlined an approval and review process to take place in the event related party transactions are later deemed in the interest of the Company. The Board of Directors acts on these matters and potential related parties abstain from this discussion and any votes on the issue. Among the items considered during 2006, was the performance of Express-1 for 2005 for the purpose of determining whether the parameters of an earn-out arrangement contained within the Express-1, Inc. purchase agreement had been met and to further determine the form of payment, either cash or common stock or a combination thereof. It was the opinion of the Board, that an amount of $1,500,000 was payable under the terms of the purchase agreement, based upon this review. It was further concluded that the form of payment should be in cash. The Board concluded this form of payment, only after considering the Company’s recent ability to generate cash from operations; the then current Company cash position; and, the opinions of both the former owners of Express-1 and our shareholders. These same factors were reviewed for the 2006 payment completed in March 2007, and will be considered with the remaining potential payment to be made in March 2008.

Director Attendance at Annual Meetings and Board Meetings

It is our policy that directors are invited and encouraged to attend our Annual Meetings. All directors attended our last Annual Meeting, and are expected to attend the Meeting this year.

During the year ended December 31, 2006, the Board met four times. All Board and committee members attended 75% or more of the meetings. The Board is currently comprised of Jim Martell, Jay Taylor, Pete Whitehead, Jennifer Dorris, John Affleck-Graves, Mike Welch and Mark Patterson.

The Audit Committee

The Board has established an audit committee (the “Audit Committee”). The Audit Committee is comprised of Jennifer Dorris, Jay Taylor and John Affleck-Graves, with Mrs. Dorris serving as its Chairperson and “Financial Expert,” as defined in item 407(d)(5) of regulation S-K. The members of the Audit Committee are independent as defined by the American Stock Exchange Listing Standards. During 2006, the Audit Committee met four times. All members of the Audit Committee attended 75% or more of the meetings. The Audit Committee convenes when deemed appropriate or necessary by its members.

The Company’s Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website www.express-1.com under the heading “Corporate Governance”.

The primary functions of the Audit Committee are set forth in its charter and include: (i) selecting the independent auditors; (ii) reviewing the results and scope of the audit and other services provided by the Company’s independent auditors, and (iii) reviewing and evaluating the Company’s internal control functions, in support of the integrity of the Company’s financial statements.

As an advisory function of the Audit Committee, members also participate in financings, review budgets prior to presentation to the Board of Directors and review budgeted performance versus actual performance reports.

The Audit Committee reports as follows:

(i) The Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2006 with the Company’s management;

(ii) The Audit Committee discussed with Pender Newkirk & Company LLP (“Pender Newkirk”) the Company’s independent public accountant for the year ending December 31, 2006, the matters required to be discussed by Statement of Accounting Standards 61;

(iii) The Audit Committee received the written disclosures and the letter from Pender Newkirk required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed Pender Newkirk’s independence with representatives of Pender Newkirk; and

(iv) Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

By:	Jennifer Dorris
Jay Taylor
John Affleck-Graves

Direct Stockholder Communication with the Audit Committee

Anonymous and direct communication with the Chairperson of the Audit Committee is available on the Company’s website, www.express-1.com, under the caption, “Corporate Governance.”

The Nominating Committee

In 2005, the Board established a nominating committee (the “Nominating Committee”), which is currently comprised of Pete Whitehead, Jay Taylor and Jim Martell, with Mr. Whitehead serving as its Chairperson. The members of the Nominating Committee are independent as defined by the American Stock Exchange Listing Standards. During 2006, the Nominating Committee met four times. All members of the Nominating Committee attended at least 75% of the meetings. The Nominating Committee convenes when deemed appropriate or necessary by its members. The Company has adopted a written Charter of the Nominating Committee. The Nominating Committee Charter is available on the Company’s website at www. express-1.com.

The Nominating Committee performs the following functions:

•	Recommending individuals qualified to serve as directors of the Company to the Board of Directors for the approval by a majority of the independent directors;

•	Recommending to the Board of Directors, directors to serve on committees of the Board of Directors;

•	Advising the Board of Directors with respect to matters relating to the composition, procedures and committees of the Board of Directors;

•	Developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally; and

•	Overseeing the evaluation of individual directors and the Board of Directors as a whole.

The Nominating Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	The name of the stockholder and evidence of the person’s ownership of our common stock, including the number of shares owned and the length of time of ownership; and

•	The name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Nominating Committee and nominated by the Board of Directors.

The stockholder recommendation and information described above must be addressed to our Chief Financial Officer at 429 Post Road, Buchanan, Michigan 49107, and must be received by our Chief Financial Officer not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders. If, however, we did not hold an annual meeting the previous year, or if the date of the annual meeting to which the recommendation applies has been changed by more than 30 days from the anniversary date of our most recent annual meeting of stockholders, then the recommendation and information must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

All director candidates recommended by the Nominating Committee must be consistent with the Board of Directors’ criteria for selecting directors. These criteria include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board of Directors’ ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or AMEX listing requirement. In addition, the Nominating Committee examines, among other things, a candidate’s ability to make independent analytical inquiries, understanding of our business environment, potential conflicts of interest, independence from management and the Company, integrity and willingness to devote adequate time and effort to responsibilities associated with serving on the Board of Directors.

The Nominating Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who have had a change in circumstances that might make them available to serve on the Board of Directors — for example, retirement as a senior executive of a public company. The Nominating Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating Committee determines that the candidate warrants further consideration, the Chairperson or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Nominating Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board of Directors may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

The Compensation Committee

Purpose, Functions, Composition, and Meetings.   The purpose of the Compensation Committee is to review, analyze, recommend, and approve all aspects of executive compensation. As more fully outlined in the Compensation Committee’s charter, which is available on the Company’s website at www.express-1.com under the caption “Corporate Governance,” the primary functions of the Compensation Committee include:

•	reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those objectives, and determining and approving the Chief Executive Officer’s compensation based upon this evaluation;

•	reviewing and making recommendations to the Board regarding the compensation of our other executive officers;

•	reviewing and approving all forms of incentive compensation, including stock options and other stock-based awards to our executive officers; and

•	administering our stock option plan as in effect from time-to-time.

During 2006, the Compensation Committee was comprised of Jay Taylor, Jim Martell and Pete Whitehead, with Mr. Taylor serving as Chairperson. The Compensation Committee met four times in 2006. At those meetings, the Compensation Committee approved executive bonuses for fiscal year 2005, approved the compensation of, and option grants awarded to, our executive officers for fiscal year 2006, established cash bonus performance targets for 2006, issued its Report of the Compensation Committee for inclusion in this proxy statement, and reviewed the compensation of our directors who are not 10% shareholders, officers, or employees of ours (“Outside Directors”). See “Executive Compensation — Compensation Discussion and Analysis” for a discussion of, including the Compensation Committee’s role in implementing, our processes and procedures for setting executive compensation. See “Executive Compensation — Director Compensation” for a discussion of, including the Compensation Committee’s role in implementing, our processes and procedures for setting director compensation.

Compensation Committee Interlocks and Insider Participation

None of the current members of the Compensation Committee have been, or are, an officer or employee of our company. During 2006, none of our executive officers served as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors. See “Transactions with Related Persons” for a description of certain transactions between us and our other directors, executive officers, or their affiliates, and “Executive Compensation — Director Compensation” for a description of compensation of the members of the Compensation Committee.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on that review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Express-1 Expedited Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.

Jay Taylor, Chairperson
Jim Martell, Member
Pete Whitehead, Member

Executive Officers

The following table sets forth, as of March 31, 2007, certain information regarding our named executive officers and members of senior management.

Name	Age	Position

Michael R. Welch	44	President, Chief Executive Officer and Director
Mark K. Patterson	44	Chief Financial Officer and Director
Jeffrey A. Curry	45	Vice President of Corporate Development and Board Secretary
Dennis M. McCaffrey	37	Vice President of Sales
James M. Welch	50	Vice President of Operations
John D. Welch	46	Corporate Controller
Joseph C. Campbell	45	Director of Information Technology
Robert J. Tracey	56	Director of Safety
Keith P. Avery	44	Director of Partner Carriers
Brian J. Glaser	32	General Manager — Evansville Operations

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Philosophy of Compensation

The Compensation Committee has the responsibility to review, recommend, and approve all executive officer compensation arrangements. The Compensation Committee has the specific responsibility to (i) review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”), (ii) evaluate the performance of our CEO in light of those goals and objectives, and (iii) determine and approve the compensation level of our CEO based upon that evaluation. The Compensation Committee also has the responsibility to annually review the compensation of our other executive officers and to determine whether such compensation is reasonable under existing facts and circumstances. In making such determinations, the Compensation Committee seeks to ensure that the compensation of our executive officers aligns the executives’ interests with the interests of our shareholders. The Compensation Committee must also review and approve all forms of incentive compensation, including stock option grants, stock grants, and other forms of incentive compensation granted to our executive officers. The Compensation Committee takes into account the recommendations of our CEO in reviewing and approving the overall compensation of the other executive officers.

We believe that the quality, skills, and dedication of our executive officers are critical factors affecting our long-term value and success. Thus, one of our primary executive compensation goals is to attract, motivate, and retain qualified executive officers. We seek to accomplish this goal by rewarding past performance, providing an incentive for future performance, and aligning our executive officers’ long-term interests with those of our shareholders. Our compensation program is specifically designed to reward our executive officers for individual performance, years of experience, contributions to our financial success, and creation of shareholder value. Our compensation philosophy is to provide overall compensation levels that (i) attract and retain talented executives and motivate those executives to achieve superior results, and (ii) align executives’ interests with our corporate strategies, our business objectives, and the long-term interests of our shareholders, and (iii) enhance executives’ incentives to increase our stock price and maximize shareholder value. In addition we strive to ensure that our compensation, particularly salary compensation, is consistent with our constant focus on controlling costs. Our primary strategy for building senior management depth is to develop personnel from within our company to ensure that our executive team as a whole remains dedicated to our customs, practices, and culture, recognizing, however, that we may gain talent and new perspectives from external sources.

Elements of Compensation

Our compensation program for executive officers and senior managers generally consists of the following five elements:

•	base salary;

•	performance-based annual cash bonus determined primarily by reference to objective financial and operating criteria;

•	long-term equity incentives in the form of stock options and other stock-based awards or grants;

•	specified perquisites; and

•	employee benefits that are generally available to all of our employees.

The Compensation Committee has the responsibility to make and approve changes in the total compensation of our executive officers, including the mix of compensation elements. In making decisions regarding an executive’s total compensation, the Compensation Committee considers whether the total compensation is (i) fair and reasonable to us, (ii) internally appropriate based upon our culture and the compensation of our other employees, and (iii) within a reasonable range of the compensation afforded by other opportunities. The Compensation Committee also bases its decisions regarding compensation upon its assessment of the executive’s leadership, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial success, the creation of shareholder value, and current and past compensation. In determining the mix of compensation elements, the Compensation Committee considers the effect of each element in relation to total compensation. Consistent with our desired culture of industry leading performance and cost control, the Compensation Committee has attempted to keep base salaries at moderate levels for companies within our market and total capitalization and weight overall compensation toward incentive cash and equity-based compensation. The Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value. In determining whether to increase or decrease an element of compensation, we rely upon the Compensation Committee’s judgment concerning the contributions of each executive and, with respect to executives other than the CEO, we consider the recommendations of the CEO. We generally do not rely on rigid formulas (other than performance measures under our annual cash bonus program) or short-term changes in business performance when setting compensation.

The following is a discussion of each element of our compensation program, including (i) why we choose to pay each element, (ii) how we determine the specific amount to pay for each element, and (iii) how each element, and our decisions regarding each element, fit into our overall compensation objectives and affect decisions regarding other elements. We also discuss the specific decisions we made with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers for the fiscal year ended December 31, 2006 (collectively, the “Named Executive Officers” or “NEO’s”). We made all such decisions in the context of us achieving profitability and strong top-line growth in our expedited transportation operations.

Base Salary

We pay base salaries at levels that reward executive officers for ongoing performance and that enable us to attract and retain highly qualified executives, but not at a level that allows them to achieve the overall compensation they desire. Base pay is a critical element of our compensation program because it provides our executive officers with stability. Such stability allows our executives to focus their attention and efforts on creating shareholder value and on our other business objectives. In determining base salaries, we consider an executive’s qualifications and experience, including, but not limited to, the executive’s industry knowledge and the quality and effectiveness of the executive’s leadership, scope of responsibilities, past performance, and future potential of providing value to our shareholders. Although we do not believe it is appropriate to establish compensation levels based solely on benchmarking because of geographic and incentive compensation differences, we consider base salaries of executives having similar qualifications and holding comparable positions in companies similarly situated to ours. We set our base salaries at a level that allows us to pay a portion of an executive officer’s total compensation in the form of perquisites, cash bonuses, and long-term incentives. We believe that such a mix of compensation helps us incent our executives to maximize shareholder value. We consider adjustments to base salaries annually to reflect the foregoing factors but do not apply a specific weighting to such factors.

Base Salary of Our Chief Executive Officer

In July 2006, the Compensation Committee of our Board of Directors, composed exclusively of outside directors, reviewed the overall compensation of Michael Welch, our President and CEO. As part of this review, the Compensation Committee reviewed the compensation of numerous publicly traded companies similarly situated to ours, including those in the universe of publicly traded transportation companies, and based upon this review, set Mr. Welch’s base salary at $175,000 for periods after this date. The decision was based in part on a review of the Company’s financial performance since the conclusion of the restructuring period, which has been explained more fully within our annual report on Form 10-K.

Base Salary of Our Other Named Executive Officers

In August 2006, after reviewing our financial performance since the completion of our restructuring period, and considering our compensation philosophy and the guidelines described above, the Compensation Committee approved the following annual base salary increases for our Named Executive Officers, other than our CEO: (i) a $15,000 increase for Mark Patterson in continued recognition of his development and level of responsibilities as our Chief Financial Officer, and (ii) no additional increases within the remaining group of NEO’s.

The following table reflects the adjustments we made from 2005 to 2006 to the base salaries of our Named Executive Officers, as well as the date the increases became effective. Base salaries of our NEO’s are reviewed, and if warranted adjusted by the Compensation Committee and Board of Directors, in close proximity to the anniversary date of appointment to the executive’s respective position. The amounts reflected within the columns represent the amount of base salary for each NEO as of December 31 of each respective year represented.

	2005 Base	2006 Base
	Salary	Salary
Named Executive Officer and Principal Position	($)	($)

Michael R. Welch, President and CEO (effective 06-19-2006)	150,000	175,000
Mark K. Patterson, Chief Financial Officer (effective 09-01-2006)	125,000	140,000
James M. Welch, Vice President of Operations	125,000	125,000
John D. Welch, Corporate Controller	125,000	125,000
Dennis M. McCaffrey, Vice President of Sales	116,250	116,250

TOTAL	641,250	681,250

Performance-Based Annual Cash Bonuses

In June 2006, our Board of Directors modified and approved our 2006 Executive Cash Bonus Plan (“Cash Bonus Plan”). We use our Cash Bonus Plan to provide annual incentives to executive officers and members of our senior management team in a manner designed to (i) link increases in compensation to increases in our revenues and income in order to reinforce our focus on creating shareholder value, (ii) reinforce our desire to control costs, and (iii) link a significant portion of our executives’ compensation to the achievement of such goals. Cash bonuses are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results with weighting apportioned between revenue and earnings growth targets, as determined by the Compensation Committee each year. The bonus remains discretionary, and may be adjusted at the sole discretion of the Board of Directors.

Under the Cash Bonus Plan, the Compensation Committee sets growth or performance targets, for each of two components, revenue and earnings. The Compensation Committee assigns a percentage weighting to each of the components that together equals one hundred percent. The annual cash bonus amount awarded to each executive officer is dependent upon the Company performing to these levels. Growth targets are closely tied to the Company’s budget established by the Board of Directors and are intended to create long-term value for our shareholders. Corporate performance targets are typically defined as a multiple of prior year results. For each of the components, the executive is eligible to be awarded a portion, or factor, of their respective base salary corresponding to the weighting assigned to each component, provided performance targets established are attained. The eligible amount of base compensation factor used in the calculations is indexed for each ten-percentage point change upwards and downwards in the Company’s performance compared to the performance targets. No bonus award factor is assigned for performance below 75% of the performance target and no additional award has been assigned for performance above 150% of the performance target. Each executive has been classified within a tier, which both reflects the views of the Compensation Committee of the executive’s ability to help the Company meet it’s long-term goals as well as differing levels of managerial responsibility for each executive. The Compensation Committee also reserves and retains the right to award cash bonuses for achievements outside the objective performance targets or to reduce the amount awarded at its discretion. The Compensation Committee sets the specific performance targets for the executives after (i) reviewing and considering the Company’s budget and strategic goals, as adopted by the Board of Directors, (ii) engaging in active dialog with our CEO concerning our strategic objectives and performance, and (iii) reviewing the appropriateness of the financial measures used in the Cash Bonus Plan.

The Compensation Committee adjusts revenue and earnings growth targets used in the cash bonus calculations, in order to reduce the impact of certain events not previously budgeted such as acquisitions, start-ups and other less common transactions. In determining an executive officer’s cash bonus opportunity, the Compensation Committee considers (i) the value that achieving specific performance targets will add to our shareholders, (ii) the degree of difficulty in achieving specific performance targets, and (iii) each of the other elements comprising the executive’s total compensation. When calculating the cash bonus earned by an executive officer, the Compensation

Committee may, in its sole discretion, eliminate or modify the size of a bonus if it deems such action is appropriate. Further, the Compensation Committee certifies, prior to payment, that the Company achieved the respective performance targets underlying the cash bonus.

Performance-Based Annual Cash Bonuses Paid to Our Named Executive Officers

For 2006, our Compensation Committee developed a performance target that represented revenue growth of approximately 20% in our remaining expedite transportation operations and earnings, or net income, of approximately 7% of our revenue. Weighting was assigned to each of the components, revenue and earnings, with a weighting of 30% assigned to revenue growth and a weighting of 70% assigned to earnings performance. Greater emphasis was placed upon earnings performance in 2006, based upon our historic inability to achieve profitability. For attaining this level of performance, the Compensation Committee outlined a potential bonus award of 50% percent of base salary for our tier I executives; 40% of base salary for our tier II executives; and 30% of base salary for our tier III executives. For 2006, our Chief Executive Officer was classified into tier I; our Chief Financial Officer was classified into tier II; and our other Named Executive Officers were classified into tier III.

In January 2007, for the year ended December 31, 2006, the Compensation Committee approved performance-based cash bonus awards under which (i) Michael Welch received a cash bonus of 50% of his base salary; (ii) Mark Patterson received a cash bonus of 40% of his base salary; and (iii) each of Dennis McCaffrey, James Welch and John Welch received cash bonuses ranging from approximately 22% to 30% of their respective base salaries.

The percentage cash bonus award available for each tier of executive officer was based on the Compensation Committee’s evaluation of the magnitude of each executive officer’s ability to impact corporate performance based on the executive’s responsibilities at the time. These percentages may change from time to time as responsibilities of the executive officers change and as specific goals evolve.

For 2006, we achieved revenue growth of 20% in our remaining expedite transportation operations, a net income level representing approximately 7% of earnings and an increase in the value of our common stock of 87%. For 2006, our Named Executive Officers received cash bonuses in the following amounts:

2006 Performance -
Named Executive Officer and Principal Position	Based Bonus ($)

Michael R. Welch, President and CEO	87,500
Mark K. Patterson, Chief Financial Officer	56,000
Dennis M. McCaffrey, Vice President of Sales	34,875
James M. Welch, Vice President of Operations	28,090
John D. Welch, Corporate Controller	37,500

Long-Term Incentives

On June 17, 2005, our shareholders approved and ratified our Amended and Restated 2001 Stock Option Plan (“Stock Option Plan”). Our Stock Option Plan is a broad-based equity compensation plan that we use to attract, motivate, and retain qualified executive officers by providing them with long-term incentives. We also use the Stock Option Plan to align our executives’ and shareholders’ long-term interests by creating a strong and direct link between executive pay and shareholder return.

The Stock Option Plan allows the Compensation Committee to link compensation to performance over a period of time by granting awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as stock options, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Awards with multiple-year vesting schedules create incentives for executive officers to increase shareholder value over an extended period of time because the value received from such awards is based on the growth of the stock price above the grant price. Such awards also incent executives to remain with us over an extended period of time. Thus, we believe our Stock Option Plan is an effective way of aligning the interests of our executive officers with those of our shareholders.

Under the Stock Option Plan, the Compensation Committee may grant stock options or award restricted stock as forms of executive officer compensation. To date, the Compensation Committee has only awarded stock options under the Stock Option Plan because the Committee believes that stock options have historically been an effective means of providing executive officers an incentive to work toward, and rewarding them for, increasing shareholder value. The Compensation Committee recognizes a broad trend toward some level of restricted stock grants and may, in its discretion, award restricted stock in the future.

The Compensation Committee considers several factors when determining the number of options to award to our executive officers. When determining the number of options to grant executive officers, the Compensation Committee considers (i) the recommendations of our CEO; (ii) the value of the option in relation to other elements of total compensation; (iii) the number of options currently held by the executive; (iv) the number of options granted to the executive in prior years; and (v) the executive’s position, scope of responsibility, ability to affect our profits, ability to create shareholder value, and historic and recent performance.

Long Term Incentives Awarded to Our Named Executive Officers

On February 28, 2006, after considering each of the factors described above and reviewing the performance of our Company for 2005, the Compensation Committee granted some of our Named Executive Officers options to purchase shares of our Common Stock, with an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, in the following amounts:

Options Granted
Named Executive Officer and Principal Position	(#)

Michael R. Welch, President and CEO	50,000
Mark K. Patterson, Chief Financial Officer	25,000

In January 2007, the Compensation Committee approved a policy whereby the primary grant of options or restricted stock to our Named Executive Officers will be linked to a reaffirmation of provisions within a non-compete agreement with each respective employee receiving such grant. Historically, grants have been made once per year contemporaneously with or following the conclusion of the annual audit. Options granted under our Stock Option Plan (i) have a grant date that is established when the Compensation Committee approves the grant and all key terms have been determined, (ii) have an exercise price equal to the fair market value of the underlying Common Stock on the date of the grant, (iii) are subject to a vesting schedule, (iv) are exercisable for a maximum term of 10 years, and (v) once made, may not be repriced.

Other Compensation

We provide our Named Executive Officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently. The costs of these benefits generally constitute only a small percentage of each executive’s total compensation with the exception being the contributions to the deferred compensation plan made in conjunction with the terms of the purchase agreement and associated employment agreements with the former owners of Express-1, Inc. In setting the amount of these benefits, the Compensation Committee considers (i) each executive’s position and scope of responsibilities, and (ii) all other elements comprising the executive’s compensation. We provided the following additional benefits to some or all of our Named Executive Officers during 2006: (i) a vehicle allowance, and (ii) contributions to a non-qualified deferred executive compensation plan. We report these costs as personal benefits for the Named Executive Officers in the “Non-equity Deferred Compensation” and “All Other Compensation” columns in the Summary Compensation Table below.

The contributions to our non-qualified deferred executive compensation plan for 2006, were primarily associated with employment agreements executed between the Company and certain of our Named Executive Officers related to the purchase of Express-1, Inc. from a group of former owners that includes these Named Executive Officers. No other contributions to the non-qualified plan were made during 2006, with the exclusion of matching contributions to Named Executive Officers who chose to contribute some of their own compensation into the plan.

Employee Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, such as our 401(k) Plan and medical, dental, and group life insurance plans, in each case on the same basis as our other employees.

Employee Benefits Paid to Our Named Executive Officers

In 2006, in addition to providing medical, dental, and group life insurance to our Named Executive Officers, we also contributed $10,052, which represents our matching discretionary contribution, to the Non-qualified Deferred Compensation and 401(k) Plans of our group of Named Executive Officers.

Employment Agreements

We currently have employment contracts in place with certain of our Named Executive Officers. It is the position of the Compensation Committee that employment contracts are unnecessary to attract and retain key executives, except in certain positions. Consequently, the Compensation Committee has used its discretion to not renew contracts of certain NEO’s, as their existing contracts mature. The section below identifies the employment contract in place with each of our NEO’s and the maturity date of each contract. The contracts in general have contained provisions outlining annual compensation, annual incentive bonuses, stock awards, severance agreements, or change-of-control agreements with our Named Executive Officers.

Employment Contracts

The Company entered into an employment agreement with Michael R. Welch, the Company’s Chief Executive Officer, on July 1, 2005, which terminates on July 1, 2008. The agreement shall be automatically extended for an additional one-year period after the initial term unless at least 30 days prior to the termination date either the Company or Mr. Welch give written notice to the other that the employment agreement will not be renewed. In addition to auto, cellular and other expense allowances, Mr. Welch’s starting base salary was $150,000 under the terms of the agreement, with provisions for annual increase in base salary of not less than $10,000 each year. Mr. Welch is also eligible to receive an annual bonus based on the Company’s financial performance in the form of stock options and cash. The agreement also granted 100,000 options at a price of $0.57 per share, vesting over a three-year period. The new agreement replaced a previous employment agreement entered into in August 2004, between the Company and Mr. Welch. Mr. Welch’s employment agreement provides for the continuation of compensation in the event of termination for other than cause or in the event of a change in control. In either case, Mr. Welch is to receive twelve months of his then current base salary, excluding benefits, perquisites and bonuses.

In August 2005, the Company entered into an employment agreement with Mark Patterson, the Company’s Chief Financial Officer, which terminates July 2008. In addition to reasonable expense reimbursement, this agreement provided for a salary of $125,000 per year with annual increases in salary and bonuses at the discretion of the Board of Directors. The agreement also provided for 100,000 options at a price of $1.25 per share. Mr. Patterson’s employment agreement provides for the continuation of compensation in the event of termination for other than cause or in the event of a change in control. In either case, Mr. Patterson is to receive his then current base salary, excluding benefits, perquisites and bonuses for the lesser of a period of twelve months or the remaining term of his employment contract.

In August 2004, the Company entered into an employment agreement with John. D. Welch, in conjunction with the purchase agreement between the Company and Express-1. The agreement terminates in August 2007. In addition to auto, cellular and other expense allowances, Mr. Welch’s agreement calls for a base salary of $125,000 per year; a contribution to the Company’s non-qualified deferred compensation plan of $30,000 per year; and, an annual bonus at the discretion of the Board of Directors. Mr. Welch’s employment agreement provides for the continuation of compensation in the event of termination for other than cause or in the event of a change in control. In the event of termination for other than cause, Mr. Welch is to receive his base salary, at not less than $125,000 per year, excluding benefits, perquisites and bonuses, for the lesser of twenty-four months or the remainder of his contract. In the event of a change in control, Mr. Welch is to receive his base salary, at not less than $125,000 per year, excluding benefits, perquisites and bonuses, for the remainder of the contract.

In August 2004, the Company entered into an employment agreement with James M. Welch, in conjunction with the purchase agreement between the Company and Express-1. The agreement terminates in August 2007. In addition to auto, cellular and other expense allowances, Mr. Welch’s agreement calls for a base salary of $125,000 annually; a contribution to the Company’s non-qualified deferred compensation plan of $30,000 per year; an annual cash bonus equivalent to $10,000 per million in Company income; and, an annual stock option award equivalent to 15,000 shares per million in Company income at a strike price of $1.45 per share and a maturity of three years. Mr. Welch’s employment agreement provides for the continuation of compensation in the event of termination for other than cause or in the event of a change in control. In the event of termination for other than cause, Mr. Welch is to receive his base salary, at not less than $125,000 per year, excluding benefits, perquisites and bonuses, for the lesser of twenty-four months or the remainder of his contract. In the event of a change in control, Mr. Welch is to receive his base salary, at not less than $125,000 per year, excluding benefits, perquisites and bonuses, for the remainder of the contract.

Summary Compensation Table

The following table sets forth information concerning the total compensation for fiscal year 2006 awarded to, earned by, or paid to those persons who were, at December 31, 2006, (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2006 (collectively, the “Named Executive Officers”).

			Cash		Non-Equity
			Incentive	Options	Deferred	All Other	Total
		Salary(1)	Bonus(2)	Awards(3)	Compensation(4)	Compensation(5)	Compensation
Name and Position	Year	$	$	$	$	$	$

Michael R. Welch	2006	162,500	87,500	9,234	30,000	8,775	298,009
President and Chief Executive Officer
Mark K. Patterson	2006	130,192	56,000	4,617	—	1,016	191,825
Chief Financial Officer
Dennis M. McCaffrey	2006	116,250	34,875	—	—	8,791	159,916
Vice President of Sales
James M. Welch	2006	125,000	28,090	—	30,000	6,496	189,586
Vice President of Operations
John D. Welch	2006	125,000	37,500	—	30,000	4,399	196,899
Corporate Controller

(1)	Included within this column is the base salary of each Named Executive Officer for the calendar year of 2006.

(2)	Included within this column are the performance based annual cash bonus awards for each Named Executive Officer. The amounts were earned in December 2006, based upon the 2006 performance and paid in February 2007.

(3)	Included within this column are the awards of stock options based upon the Company’s 2005 performance. The grant dates on these awards were February 28, 2006, and the dollar amount represented is the respective Black-Scholes valuation for options on each respective grant.

(4)	Included within this column are the contributions to the Company’s non-qualified deferred compensation plan for each Named Executive Officer. For 2006, the Company elected to contribute only the amount contractually obligated by the purchase agreement between itself and the former owners of Express-1, Inc.

(5)	Included within this column are all other compensation items paid to each Named Executive Officer. These are further detailed in the subsequent table titled “All Other Compensation.”

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

			Matching
			Contributions
		Perquisites and	to Retirement
		Other Personal	and 401(k)
		Benefits(1)	Plans(2)	Total
Name	Year	($)	($)	($)

Michael R Welch	2006	5,254	3,521	8,775
Mark K. Patterson	2006	1,016	0	1,016
Dennis M. McCaffrey	2006	7,045	1,746	8,791
James M. Welch	2006	3,171	3,325	6,496
John D. Welch	2006	2,938	1,461	4,399

(1)	Included within this column are primarily amounts for cell phone reimbursements and automobile allowances.

(2)	Included in this column are matching contributions to the Company’s 401-K plan and non-qualified deferred compensation plan. Only amounts contributed directly by the employee are eligible for matching contributions and these matches are identical to those available to other employees.

Narrative to the Summary Compensation Table

See “Executive Compensation — Compensation Discussion and Analysis” for a complete description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to our Named Executive Officers during 2006.

	Options	Exercise	Grant Date
	Granted	Price	Fair Value
Named Executive Officer and Principal Position	(#)	($)	($)

Michael R. Welch, President and CEO	50,000	0.79	9,234
Mark K. Patterson, Chief Financial Officer	25,000	0.79	4,617

Narrative to Grants of Plan-Based Awards

See “Executive Compensation — Compensation Discussion and Analysis” for a complete description of (i) the performance targets for payment of annual incentives, and (ii) the options that we awarded during the year.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning all stock option grants held by our Named Executive Officers as of December 31, 2006. All outstanding equity awards are in shares of our Common Stock.

	All Option Awards
						Grant Date Fair
					Exercise or	Value of Stock
		Number of Securities Underlying Options			Base Price of	and Option	Option
		Number	Number	Number	Option Awards	Awards	Expiration
Name	Grant Date	Granted	Exerciseable	Unexerciseable	($/Share)	($)	Date

Michael R. Welch	8/9/2004	500,000	266,667	233,333	1.45	77,503	8/9/2009
	7/1/2005	100,000	58,333	41,667	0.57	16,411	7/1/2015
	2/28/2006	50,000	18,056	31,944	0.79	9,234	2/28/2016
Mark K. Patterson	8/15/2005	100,000	100,000	—	1.25	6,728	8/15/2015
	2/28/2006	25,000	9,028	15,972	0.79	4,617	2/28/2016
Dennis M. McCaffrey	9/4/2003	100,000	71,667	28,333	1.25	22,702	9/4/2008
	1/4/2004	100,000	65,000	35,000	1.40	56,164	1/4/2009
John D. Welch	8/9/2004	75,000	40,000	35,000	1.45	11,625	8/9/2009

Vesting Schedule Table

The following table describes the vesting schedule as of December 31, 2006, for each option listed in the Outstanding Equity Awards at Fiscal Year-End Table.

All Option Awards
Option Grant
	Date	Option Awards Vesting Schedule

Michael R. Welch	8/9/2004	Equal amounts are vested monthly over the subsequent three years following date of grant.
	7/1/2005	Equal amounts are vested monthly over the subsequent three years following date of grant.
	2/28/2006	Equal amounts are vested monthly over the subsequent three years following date of grant.
Mark K. Patterson	8/15/2005	100% Vested immediately upon signing of employment contract.
	2/28/2006	Equal amounts are vested monthly over the subsequent three years following date of grant.
Dennis M. McCaffrey	9/4/2003	Equal amounts are vested monthly over the subsequent three years following date of grant.
	1/4/2004	Equal amounts are vested monthly over the subsequent three years following date of grant.
John D. Welch	9/9/2004	Equal amounts are vested monthly over the subsequent three years following date of grant.

Option Exercises and Stock Vested

During 2006, there were no exercises of options or vestings of stock awards among our Named Executive Officers and Directors.

Director Compensation

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2006.

	Fees Earned or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name	($)	($)	($)	($)

James J. Martell	21,000	—	—	21,000
Jay N. Taylor	24,500	—	—	24,500
Calvin (Pete) R. Whitehead	19,000	—	—	19,000
Jennifer H. Dorris	29,500	—	—	29,500
John F. Affleck-Graves	1,000	—	44,023(1)	45,023

(1)	A grant for 100,000 stock options was made in favor of John F. Affleck-Graves in October 2006 at the time of his appointment to the board. The strike price of the options was $1.29 and the options vest monthly over a three-year period with an expiration date 10 years from grant. The dollar amount shown represents the Black-Scholes valuation at the date of grant.

Narrative to Director Compensation

The Company’s Board appoints the executive officers to serve at the discretion of the Board. Directors who are also employees receive no compensation for serving on the Board. In 2006, the Company’s non-employee director compensation plan was modified. New board members, at the time of their appointment, are awarded a one-time grant of 100,000 options at the then current market price, with vesting over a three-year term. In the first quarter of each year, the Board reviews the Company’s results and determines whether an additional award of stock options will be granted to the non-employee directors. In December 2006, the Board of Directors approved stock option awards of 25,000 shares to each non-employee director to be granted in 2007. Grants are to be made at the end of the month corresponding to the director’s appointment to the board. The exercise price of the grants is determined at the time grant, and represents the then current trading price of the Company’s stock. Each non-employee director receives (i) $2,000 per day for each board meeting attended; (ii) $500 for participation in a conference call; and (iii) reasonable reimbursement of expenses associated with attendance and participation at board meetings. The Chairperson of the Board of Directors receives an annual fee of $10,000. The Chairperson of the Compensation Committee receives an annual fee of $10,000. The Chairperson of the Audit Committee receives an annual fee of $15,000. The Chairperson of the Nominating Committee receives an annual fee of $5,000. Each of these fees to the Chairpersons of the aforementioned Committees, is in four equal installments, throughout the year.

Stockholder Communication with the Board

The Board of Directors has established a process to receive communications from stockholders. Stockholders may contact any member (or all members) of the Board of Directors (or the non-management directors as a group) or any committee of the Board of Directors by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Chief Financial Officer, 429 Post Road, Buchanan, Michigan 49107.

All communications received as set forth in the preceding paragraph will be opened by the office of our Chief Financial Officer for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board of Directors or any group or committee of directors, the Chief Financial Officer’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence or e-mail is addressed.

Beneficial Ownership of Management and Certain Beneficial Owners

The following table sets forth information known to us, as of March 31, 2007, relating to the beneficial ownership of shares of common stock by:

•	each person who is known by us to be the beneficial owner of more than 5% of the Company’s outstanding common stock;

•	each director;

•	each executive officer; and

•	all executive officers and directors as a group.

Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) or securities that can be acquired by him within 60 days, including upon the exercise of options, warrants or convertible securities. The Company determines a beneficial owner’s percentage ownership by assuming that options, warrants and convertible securities that are held by the beneficial owner, but not those held by any other person, and which are exercisable within 60 days, have been exercised or converted.

The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as being owned by them. Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Express-1 Expedited Solutions, Inc., 429 Post Road. Buchanan, Michigan 49107.

As of March 31, 2007, the Company had no knowledge of any beneficial owner, exclusive of the management group, who had an ownership interest of more than 5% of the Company’s outstanding common stock. The Company has relied upon public filings in reaching this conclusion.

Security Ownership of Certain Beneficial Owners and Management

	Amount and
	Nature of
	Beneficial	Percentage
Name/Address of Beneficial Owner	Ownership	of Class

Michael R. Welch(1)	1,993,286	7%
Mark K. Patterson(2)	169,900	1%
Dennis M. McCaffrey(3)	281,250	1%
John D. Welch(4)	672,257	2%
James M. Welch(5)	553,082	2%
James J. Martell(6)	375,000	1%
Jay N. Taylor(7)	335,000	1%
Calvin R. (Pete) Whitehead(8)	276,000	1%
Jennifer H. Dorris(9)	255,000	1%
John F. Affleck-Graves(10)	110,000	*

Executive Officers and Directors (as a group of 10)	5,020,775	18%

*	Less than 1%

(1)	Michael R. Welch is the Company’s President , CEO and a Director. Includes 1,788,286 shares underlying options to purchase common stock at prices ranging from $0.57 to $1.75 per share and expiring at dates between August 2009 and February 2016.

(2)	Mark K. Patterson is the Company’s Chief Financial Officer and a Director. Includes 165,000 shares underlying options to purchase common stock at prices ranging from $0.79 to $1.48 per share and expiring at dates between August 2015 and February 2017.

(3)	Dennis M. McCaffrey the Company’s Vice President of Sales. Includes 270,250 shares underlying options to purchase common stock at prices ranging from $1.25 to $1.48 per share and expiring at dates between September 2008 and February 2017.

(4)	John D. Welch is the Company’s Corporate Controller. Includes 507,857 shares underlying options to purchase common stock at prices ranging from $1.45 to $1.75 per share and expiring at dates between June 2007 and February 2017.

(5)	James M. Welch is the Company’s Vice President of Operations. Includes 493,082 shares underlying options to purchase common stock at prices ranging from $1.45 to $1.75 and expiring at dates between June 2007 and February 2017.

(6)	James J. Martell is a Director of the Company and serves as it Chairman. Includes 375,000 shares underlying common stock purchase warrants exercisable from $0.74 to $1.35 per share expiring at dates between January 2010 and January 2017.

(7)	Jay N. Taylor is a Director of the Company. Includes 325,000 shares underlying common stock purchase warrants exercisable from $0.74 to $1.33 per share expiring at dates between January 2010 and March 2017.

(8)	Calvin R. (Pete) Whitehead is a Director of the Company. Includes 275,000 shares underlying common stock purchase warrants exercisable from $0.74 to $1.35 per share expiring at dates between January 2010 and January 2017.

(9)	Jennifer Dorris is a Director of the Company. Includes 250,000 shares underlying common stock purchase warrants exercisable from $0.74 to $1.25 per share expiring at dates between January 2010 and December 2015.

(10)	John F. Affleck-Graves is a Director of the Company. Includes 100,000 shares underlying common stock purchase warrants exercisable at $1.29 per share expiring in October 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) and any securities exchanges on which the equities of the Company trade, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of forms filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from certain reporting persons, the Company believes that during 2006 all reporting persons timely complied with all filing requirements applicable to them.

Board Recommendation

For the reasons outlined above, the Board recommends a vote FOR each nominee standing for election to the Board of Directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected Pender Newkirk to serve as the Company’s independent accountants for the year ending December 31, 2007. Representatives of Pender Newkirk are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions. Pender Newkirk served as the Company’s independent accountants for the year ended December 31, 2006.

Principal Account fees & Services

The aggregate fees billed for professional services rendered by Pender Newkirk for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly

Reports on Form 10-Q were $122,740 for the year ended December 31, 2006, and were $84,000 for the year ended December 31, 2005. The foregoing fees were incurred with respect to professional services that are normally provided by our auditors. In connection with statutory and regulatory filings or engagements, such services are rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services.

Audit-Related Fees

The Company did not incur any fees for professional services rendered by Pender Newkirk for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under the caption “Audit Fees” above for the year ended December 31, 2006, or for the year ended December 31, 2005.

Tax Fees

The aggregate fees billed for professional services rendered by Pender Newkirk for tax compliance, tax advice, and tax planning were $25,600 for the year ended December 31, 2006, and were $25,000 for the year ended December 31, 2005. The foregoing fees were incurred with respect to professional services provided in connection with tax compliance, advice and planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, and mergers and acquisitions tax compliance.

All Other Fees

The Company did not incur any fees, in addition to those set forth above, for other services rendered by Pender Newkirk to the Company for the year ended December 31, 2006.

Miscellaneous

The Audit Committee reviews, and in its sole discretion pre-approves, our independent auditors’ annual engagement letter including proposed fees and all audit and non-audit services provided by the independent auditors. Accordingly, all services described under “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were pre-approved by our Audit Committee. The Audit Committee may not engage the independent auditors to perform the non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and authority delegated in such manner must be reported at the next scheduled meeting of the Audit Committee.

Board Recommendation

The Board recommends that the Stockholders vote FOR the ratification of the appointment of Pender Newkirk as the Company’s independent accounts for the year ending December 31, 2007.

PROPOSAL 3

CLASSIFICATION OF OUR BOARD OF DIRECTORS

The Board of Directors has unanimously approved and recommends that the stockholders approve an amendment to the Company’s Certificate of Incorporation and Bylaws to provide for the classification of the Board into three classes of directors with staggered three-year terms of office.

Description of Proposal

In accordance with the Certificate of Incorporation and Bylaws of the Company, the Board has established the number of directors as seven. Each director currently holds office for a one-year term until the succeeding annual meeting and thereafter until the director’s successor is elected and qualified. Delaware law permits corporations to have classified boards of directors.

The adoption of this Proposal 3 would divide the Board into three classes. If this proposal is approved, and each of the nominees to our Board set forth in Proposal 1 is elected, Messrs. Jay Taylor and Michael Welch will be Class I directors, with their initial term expiring at the annual meeting in 2008; Messrs. Jim Martell and Pete Whitehead will be Class II directors, with their initial terms expiring at our annual meeting in 2009; and Mrs. Jennifer Dorris and Messrs. John Affleck-Graves and Mark Patterson will be Class III directors, with their initial terms expiring at our annual meeting in 2010. Each director will hold office until his or her successor has been duly elected and qualified. At each annual meeting of stockholders after their initial election, each director elected to succeed a director whose term has expired will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after his or her election, with each director to hold office until his or her successor shall have been duly elected and qualified.

Advantages of a Classified Board

The Board believes that the staggered three-year term of a classified board, with its election of approximately one-third of the directors each year, will help to assure the continuity and stability of the Company’s long-term policies in the future, since a majority of the directors at any given time will have prior experience as directors of the Company. This permits more effective long-term strategic planning.

In addition, the Board believes that the proposal will assist it in protecting the interests of the Company’s stockholders in the event of an unsolicited offer for the Company. In such an event, without a classified board, the bidder could potentially exact undue leverage on the Board by positioning itself to replace a majority of the Directors at the following annual meeting of stockholders. The existence of a classified board will prevent the usage of any such tactics, and, in the opinion of the Board, encourage any such potential acquirer to negotiate directly with the Board in good faith. The Company is not aware of any attempted bids at this time.

Disadvantages of a Classified Board

Because of the additional time required to change control of the Board, a takeover bidder will have to work with the Board in good faith to remove impediments to its acquisition of the Company. Even if the takeover bidder were to acquire a majority of our outstanding voting stock, it will tend to discourage certain takeover bids, perhaps including some takeover bids that stockholders may believe would be in their best interests. The proposed classified board amendment will also make it more difficult for the stockholders to change the composition of the Board of Directors even if the stockholders believe such a change would be desirable.

Treatment of Vacancies on the Board

If the classification proposal is approved, and a vacancy in the Board arises thereafter, the then existing members of the Board will have the authority to appoint a replacement member to the vacant seat on the Board, to serve for the remainder of the former director’s term, which may, depending on the circumstances, extend beyond the next annual meeting of the stockholders.

Manner of Affecting the Amendment

Upon receipt of the approval of the stockholders, the Company will affect the classification of its Board through the filing of a Certificate of Amendment to the Certificate of Incorporation, in the form of the attached appendix A, with the State of Delaware. The Certificate of Amendment will become effective on the date of filing. Concurrently with the filing of the Certificate of Amendment the Company’s Bylaws will be amended to effectuate the classification of the Board in a manner consistent with the provisions of the Certificate of Amendment and this Proposal 3. The proposed amended Bylaw provisions are set forth in the attached Appendix B.

No Rights of Appraisal

Under applicable Delaware corporation law, our dissenting stockholders are not entitled to appraisal rights with respect to the Amendment, and we will not independently provide our stockholders with any such right.

Board Recommendation

For the reasons outlined above, the Board recommends a vote FOR the proposal to approve and ratify amendments to our Certificate of Incorporation and Bylaws creating three classes (Class I, Class II and Class III) of director each serving for three-year staggered terms.

PROPOSAL 4

OTHER MATTERS

The Board does not know of any other matters that may come before the Meeting. If any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise to act, in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS

Proposals of Stockholders intended to be presented at the Company’s 2008 Meeting of Stockholders must be received by the Company no later than January 1, 2008, in order to be included in the proxy statement and the proxy relating to that Annual Meeting.

Whether or not you plan to attend, you are urged to complete, sign and return the enclosed proxy in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Stockholders who attend the Meeting may vote their shares personally even though they have sent in their proxies.

By Order of the Board,

Michael R. Welch
Director and Chief Executive Officer

APPENDIX A

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF
EXPRESS-1 EXPEDITED SOLUTIONS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the undersigned officer of Express-1 Expedited Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, certifies:

FIRST:  This Certificate of Amendment was authorized and approved by the Board of Directors on January 26, 2007, and by the holders of a majority of the Corporation’s issued and outstanding voting capital stock on June 14, 2007.

SECOND:  Article VII of the Certificate of Incorporation is deleted in its entirety and replaced with the following:

“ARTICLE VII

BOARD OF DIRECTORS

The Board of Directors of this Corporation shall consist of not more than nine directors nor less than four directors; provided, however, that, except as otherwise provided in this Article VII, the number of directors shall not be less than one or more than nine. The number of directors constituting the Board of Directors of this Corporation may be increased or decreased from time to time in the manner specified in the Bylaws. The directors shall be divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the entire Board of Directors. The term of office of the initial Class I directors will expire in 2008, the term of office of the initial Class II directors will expire in 2009 and the term of office of the initial Class III directors will expire in 2010. Initial class assignments shall be determined by the Board of Directors. At each annual meeting of stockholders, successors to the directors whose terms expired at that annual meeting shall be elected for a three-year term. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office.

The Board of Directors of the Corporation shall consist of at least one member and no more than nine members, each of whom shall be a natural person. The exact number of directors within the limitations specified in the preceding sentence shall be fixed from time to time by, or in the manner provided in, the Bylaws of the Corporation.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its Chief Financial Officer this          , 2007.

EXPRESS-1 EXPEDITED SOLUTIONS, INC.

Mark Patterson, Chief Financial Officer

A-1

APPENDIX B

If Proposal 3, the classification of our Board, is approved, Article II — Section 2, Article III — Section 2, and Article III — Section 5 of the Company’s Bylaws will be deleted and replaced with the following:

Article II

Section 2
Annual Meeting

An annual meeting of the stockholders will be held at such time as may be determined by the Board of Directors, at which meeting the stockholders will elect Directors as set forth in the Certificate of Incorporation and these Bylaws, and transact such other business as may properly be brought before the meeting.

Article III

Section 2
Qualification; Election; Term

None of the Directors need to be a stockholder of the Corporation or a resident of the State of Delaware. The Directors shall be divided into three classes designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the number of Directors constituting the entire Board of Directors. The term of office of the initial Class I Directors will expire in 2008, the term of office of the initial Class II Directors will expire in 2009 and the term of office of the initial Class III Directors will expire in 2010. At each annual meeting of stockholders, successors to the Directors whose terms expired at that annual meeting shall be elected for a three-year term. A Director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified, subject, however, to such Director’s prior death, resignation, retirement, disqualification or removal from office. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of Directors at any annual or special meeting of stockholders.

Article III

Section 5
Vacancies

If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain, as nearly as possible, an equal number of Directors in each class. In the event an increase or decrease makes it impossible to maintain an equal number of Directors in each class, increases shall be allocated to the class or classes with the longest remaining term, and decreases shall be allocated to the class with the shortest remaining term. Any Director elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. In no event will a decrease in the number of Directors result in the elimination of an entire class of Directors, cause any class to contain a number of Directors two or more greater than any other class, or shorten the term of any incumbent Director. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his or her predecessor. Any vacancy on the Board of Directors, whether resulting from an increase in the number of Directors or otherwise, shall be filled by the affirmative vote of a majority of the Directors then holding office, even if less than a quorum, or by a sole remaining director.

B-1

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
EXPRESS-1 EXPEDITED SOLUTIONS, INC.

The undersigned holder of shares of Common Stock of EXPRESS-1 EXPEDITED SOLUTIONS, INC., a Delaware corporation (the “Company”), hereby appoints Michael R. Welch and Mark K. Patterson, and each of them, with full power of substitution, the proxies and attorneys of the undersigned, to vote as specified hereon at the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held in the Company’s Training Center located at 441 Post Road, Buchanan, Michigan 49107, on June 14, 2007 at 4:00 p.m., Eastern Daylight Time, and at any adjournments or postponements thereof, with all powers (other than the power to revoke the proxy or vote the proxy in a manner not authorized by the executed form of proxy on the reverse side hereof) that the undersigned would have if personally present at the Meeting, to act in the undersigned’s discretion upon any other matter or matters that may properly be brought before the Meeting and to appear and vote all the shares of Common Stock of the Company that the undersigned may be entitled to vote. The undersigned hereby acknowledges receipt of the accompanying Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2006, and hereby revokes any proxy or proxies heretofore given by the undersigned relating to the Meeting.

This proxy may be revoked at any time prior to the voting thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL

The Board of Directors recommends a vote FOR the following proposals:

1. To elect the seven nominees listed below to the Board of Directors of the Company.

          ☐   FOR all nominees (except as marked below)      ☐ WITHHOLD AUTHORITY to vote for all nominees

NOMINEES: Michael R. Welch, Mark K. Patterson, James J. Martell, Jay N. Taylor, Calvin R. Whitehead, Jennifer H. Dorris and John F. Affleck-Graves.

INSTRUCTIONS: To withhold authority to vote for any nominee, enter the name of such nominee in the following space:

2.	To ratify the Company’s selection of Pender Newkirk & Company LLP as independent auditors for the year ending December 31, 2007.

☐ FOR        ☐ AGAINST     ☐ ABSTAIN

3.	To approve and ratify an amendment to our Certificate of Incorporation and Bylaws to provide for the classification of our Board into three classes serving staggered three year terms.

☐ FOR        ☐ AGAINST     ☐ ABSTAIN

UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED AS IF MARKED FOR THE PROPOSALS ABOVE.

Dated: _ _ , 2007
Signature
Signature (if jointly held)

Please date and sign as name appears hereon. When signing as Executor, Administrator, Trustee, Guardian or Attorney, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized corporate officer. If a partnership, please sign in partnership name by authorized person. Joint owners should each sign.